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                                                           ATTORNEYS AT LAW


                                                           Five Palo Alto Square
                                                           3000 El Camino Real
                                                           Palo Alto, CA
                                                           94306-2155
                                                           Main 650 843-5000
                                                           Fax  650 857-0663



                                                           www.cooley.com

                                                           TIMOTHY J. MOORE
                                                           650 843-5690
                                                           mooretj@cooley.com



October 29, 1999


General Magic, Inc.
420 North Mary Avenue
Sunnyvale, CA 94086

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GENERAL MAGIC, INC. (the "Company") of a Form S-3 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of 25,844,666 shares of the Company's Common Stock, $.001 par value, by certain selling stockholders, including 196,876 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of certain warrants (the "Warrants"), 10,710,526 shares of Common Stock (the "Series D Shares") issuable upon conversion of the Company's outstanding Series D Convertible Preferred Stock (the "Series D Preferred"), and 14,937,264 shares of Common Stock (the "Series F Shares") issuable upon the conversion of the Company's outstanding Series F Convertible Preferred Stock (the "Series F Preferred").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, the Certificate of Designation of the Series D Convertible Preferred Stock, and the Certificate of Designation of the Series F Convertible Preferred Stock (the "Certificates of Designation"), the Warrants and related agreements, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion
(i) that the Warrant Shares, when issued and sold in accordance with the terms of the Warrants (and in accordance with the terms of the related agreements, where applicable), will be validly issued, fully paid and nonassessable, (ii) that the Series D Shares, when issued upon conversion of the Series D Preferred as provided for in the applicable Certificate of Designation, will be validly issued, fully paid and nonassessable, and (iii) that the Series F Shares, when issued upon conversion of the Series F Preferred as provided for in the applicable Certificate of Designation, will be validly issued, fully paid and nonassessable.

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General Magic, Inc.
October 29, 1999
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We consent to the reference to our firm under the caption "Legal Matters" in the
Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


/s/ TIMOTHY J. MOORE
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Timothy J. Moore